UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2025

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 S. E. 2nd Avenue, Suite 2000, Miami, FL 33131
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01     Other Events.

Business Developments

On July 2, 2025, Ontrak, Inc. (“we,” “us,” or the “Company”) was notified by one of its prospects of its decision to not pursue a partnership with us. This prospect had previously communicated to us of its pause on the review of our proposal while it continued to assess our financial stability and our ability to deliver our program as a Medicaid provider, and it indicated in its July 2, 2025 communication that its decision reflected consideration of a variety of factors without further specification of those factors. This prospect represented up to 9,000 lives for Wholehealth+ and up to 20,000 lives for Engage. We currently have four prospects remaining in the later stages of the sales process that have an updated combined estimated member outreach pool of up to 13,000 lives for Wholehealth+ and up to another 20,000 for Engage.

As previously disclosed, our newest health plan customers have indicated an interest in expanding our solutions to additional populations, once clinical and financial outcomes are achieved.

In addition to the four prospects described above, as of July 2, 2025, we have 20 additional active prospects in varying phases of the sale process representing approximately 15 million plan lives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: July 7, 2025	By:	/s/ James J. Park
James J. Park
Chief Financial Officer
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